Exhibit 6.4

Execution Version

OPTION AGREEMENT - PFMS III

This Option Agreement (this “Agreement”) is effective as of September 24, 2015 (the “Effective Date ”) and entered into between PREMIER FUNERAL MANAGEMENT SERVICES III, LLC, a Delaware limited liability company (“PFMS III”), Troy Centazzo and Barry Bedford (collectively, the “Granting Members”), all option and warrant holders of PFMS III listed on Exhibit A attached hereto (“Option Holders”), PF MANAGEMENT SERVICES, LLC, a Delaware limited liability company (“PFMS”) and, solely for the purposes of Section 12, BRIAN METCALF (“Metcalf”).

RECITALS

A. The Granting Members and Metcalf entered into that certain Limited Liability Company Agreement dated March 15, 2015 (as further amended from time to time, the “Operating Agreement”).

B. Each of the Option Holders is the owner of options or warrants to purchase equity interests in PFMS III.

C. Metcalf owns one-half of one percent (0.5%) of the outstanding membership interests in PFMS III, is not granting PFMS an option to purchase his half-percent (0.5%) interest, and previously acknowledged and consented to (i) the execution of this Agreement by PFMS III, the Granting Members and the Option Holders, and (ii) the admittance of PFMS or its permitted successors and assigns as a Member of PFMS III upon exercise of the Option (as defined below).

D. In consideration of (i) the agreement of LB Merchant PFMG, LLC, a Florida limited liability company (“LB-1”), to exchange the Senior Subordinated Convertible Note in the original principal amount of $2,500,000, dated November 13, 2013, issued by PFMS to LB-1 (the “Note”) and all accrued and unpaid interest under the Note for Series A Convertible Preferred Membership Units of PFMS (“Series A Preferred Units”) pursuant to that certain Exchange Agreement dated as of the date hereof between LB-1 and PFMS (the “Exchange Agreement”); and (ii) the agreement of LB Merchant PFMG-2, LLC, a Florida limited liability company (“LB-2” and, collectively with LB-1, the “Investors”), to purchase Series A Preferred Units pursuant to that certain Securities Purchase Agreement between LB-2 and PFMS dated as of the date hereof (the “SPA”), PFMS III, the Granting Members, and the Option Holders desire to grant an option to PFMS for the purchase of ninety nine and one-half percent (99.5%) of the membership interests of PFMS III now or hereafter issued and outstanding (the “Membership Interests”).

AGREEMENT

PFMS III, the Granting Members, the Option Holders, PFMS and, solely for the purposes of Section 12, Metcalf, agree as follows:

1. Recitals and Definitions. The recitals above are true and correct and incorporated in this Agreement by reference. Any capitalized term used and not defined in this Agreement shall have the definition for such term listed in the Operating Agreement.

2. Grant of Option. The Granting Members hereby grant to PFMS an exclusive right and option to purchase all of their Membership Interests (the “Option”) subject to the terms and conditions of this Agreement and the Option Holders consent to the grant of the Option. Each Option Holder acknowledges and agrees that if an Option Holder exercises the Option Holder’s warrants or options to purchase equity interests in PFMS III before PFMS exercises the Option, then (a) PFMS’s Option shall automatically include the right and option to purchase the equity interests in PFMS III issued to the Option Holder without any further agreement between the parties to this Agreement or amendment of this Agreement, and (b) all of the terms and conditions of this Agreement applicable to the Granting Members shall apply to the Option Holder who was issued equity interests in PFMS III. Notwithstanding any other provision of this Agreement or applicable law to the contrary, as long as the Investors own any Series A Preferred Units or Common Units of PFMS, this Agreement may only be terminated with the prior written consent of the Investors.

3. Cancellation of Existing Options and Warrants. The Option Holders hereby agree that upon exercise of the Option pursuant to the terms of this Agreement, that all outstanding warrants and options to purchase equity interests in PFMS III shall be cancelled with no consideration.

4. Exercise of the Option. PFMS may exercise the Option upon or at any time after (a) the earlier of (i) all of the outstanding principal and accrued and unpaid interest due under PFMS III’s Small Business Administration loans (the “SBA Loans”) have been paid, or (ii) consent of the lender(s) for the SBA Loans to the transfer of the Membership Interests to PFMS, and (b) any approvals required to be obtained from any federal or state regulatory body or other governmental authority have been obtained, by providing written notice of such election to PFMS III and the Granting Members (the “Election Notice”). Nothing in this Agreement shall be construed to require PFMS to exercise the Option, and PFMS III, the Granting Members, and the Option Holders acknowledge and agree that the Option may be exercised by PFMS in PFMS’s sole and absolute discretion. If PFMS exercises the Option, the closing on the purchase of the Membership Interests shall occur on or before five (5) business days after the Election Notice is received by PFMS III or such other date that PFMS and PFMS III may designate (the “Closing Date”). On the Closing Date, PFMS, PFMS III, and the Granting Members shall execute an Assignment, Assumption, and Admission Agreement that, among other things, transfers the Membership Interests to PFMS and admits PFMS as the only member of PFMS III other than Metcalf.

5. Exercise Payment. If PFMS exercises the Option, PFMS shall pay an amount in cash on or before the Closing Date to each Member equal to the amount distributable to each Member under Section 5.5 of the Operating Agreement for the calendar year in which PFMS exercises the Option (for each Member, the “Unpaid Tax Liability Amount”). PFMS shall not be required to pay any amount to PFMS III, the Granting Members, or the Option Holders in connection with PFMS’s exercise of the Option other than the Unpaid Tax Liability Amounts that may be due to the Granting Members.

6. Assignment of Rights to Dividends and Distributions. Each Granting Member hereby assigns to PFMS all of such Member’s right, title, and interest in and to any dividends or distributions from PFMS III (other than distributions to pay income taxes on income of PFMS III allocated to the Member) (the “Assigned Dividends and Distributions”); provided, however, that this assignment shall not be construed to permit the Assigned Dividends and Distributions that are expressly prohibited by the Operating Agreement without the Investors’ prior written approval. If any such Assigned Dividends and Distributions are made by PFMS III to the Granting Members either with or without the prior written approval of the Investors, the Granting Members shall hold the full amount of such Assigned Dividends and Distributions in trust for the sole benefit of PFMS and shall promptly transfer the full amount of the Assigned Dividends and Distributions to PFMS upon PFMS’s or the Investors’ request.

7. Representations and Warranties; Covenants. Each party hereby represents and warrants to the other that it has the full and complete authority to enter into this Agreement. PFMS, PFMS III, the Granting Members, and the Option Holders agree to execute such other commercially reasonable documentation necessary to effectuate this Agreement and transfer the Membership Interests if the Option is exercised. PFMS III and the Granting Members represent that no Person (other than PFMS and the Option Holders listed on Exhibit A) has a right or option to purchase the Membership Interests or any part thereof and covenant not to grant any such right or option. The Membership Interests are lawfully and beneficially owned of record by the Granting Members and are, and shall be on the Closing Date, validly issued, fully paid and non-assessable, and free and clear of all liens, claims, charges, restrictions, equities, and encumbrances and any other third party rights, with all transfer and other taxes paid. The Granting Members and the Option Holders covenant and agree not to transfer, sell, or convey the Membership Interests or any other equity interest in PFMS III to any Person without the prior written approval of the Investors; provided, however, that a transfer of Membership Interests pursuant to Section 6.5 of the Operating Agreement shall be permitted as long as: (a) the Granting Member transferring the Membership Interest provides prior written notice of the transfer to Investors, and (b) the transferee executes a joinder to this Agreement agreeing to be bound by the terms and conditions of this Agreement, assuming the transferring Granting Member’s duties and obligations under this Agreement with respect to the transferred Membership Interest, and confirming that PFMS’s Option includes the right and option to purchase all of the transferred Membership Interests.

8. Legends. Any certificate existing or hereafter issued evidencing the Membership Interests shall bear the following legend (in addition to any other legend required by the Operating Agreement): “THIS CERTIFICATE EVIDENCES A MEMBERSHIP INTEREST IN PREMIER FUNERAL MANAGEMENT SERVICES III, LLC, AND IS SUBJECT TO THAT CERTAIN AMENDED AND RESTATED OPTION AGREEMENT DATED SEPTEMBER 24, 2015, EXECUTED IN FAVOR OF PF MANAGEMENT SERVICES, LLC.”

9. Assignment. PFMS shall not assign this Agreement or any of PFMS’s rights under this Agreement, including, but not limited to, the Option, to any Person or to name nominees to take title to the Membership Interests without the prior written consent of the Investors.

10. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns.

11. Time of the Essence. All times and dates for performance set forth in this Agreement are agreed to be of the essence.

12. Consent to Transfer. The Members (including Metcalf), the Option Holders and PFMS III hereby affirmatively approve (i) any transfer, sale, or assignment of the Membership Interests, including the Membership Interests of the Granting Members and any equity interests in PFMS III that may be issued to an Option Holder, made in connection with this Agreement (a “Transfer”) and agree that (x) any such Transfer shall be deemed to be in compliance with the terms and conditions of the Operating Agreement and (y) upon such Transfer and pursuant to the Operating Agreement, PFMS or its permitted successors and assigns shall be admitted as a Member with respect to such Membership Interests, and (ii) the cancellation of all outstanding options and warrants held by the Option Holders upon exercise of the Option.

13. Governing Law. This Agreement shall be construed in accordance with the laws of the state specified in Section 10.6 of the Operating Agreement.

14. Construction. If there is a conflict between this Agreement and the Operating Agreement, then the terms and conditions of this Agreement shall prevail.

15. Amendments. This Agreement may not be modified except in a writing signed by all parties hereto.

16. Third Party Beneficiaries. This Agreement is intended to benefit the Investors and the Investors are consequently third party beneficiaries of the rights and benefits granted to PFMS pursuant to this Agreement.

17. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by fax or e-mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such faxed or e-mailed signature page were an original.

[Remainder of Page Left Blank – Signatures Follow]

This Agreement has been executed by PFMS, the Granting Members, the Option Holders and PFMS III and, solely for the purposes of Section 12, Metcalf, as of the Effective Date.

PFMS:

PF MANAGEMENT SERVICES, LLC, a Delaware limited liability company

By:	/s/ Barry Bedford
Name:	Barry Bedford
Title:	Chief Executive Officer

PFMS III:

PREMIER FUNERAL MANAGEMENT SERVICES III, LLC, a Delaware limited liability company

By:	/s/ Barry Bedford
Name:	Barry Bedford
Title:	Chief Executive Officer

GRANTING MEMBERS:

/s/ Troy Centazzo
TROY CENTAZZO

/s/ Barry Bedford
BARRY BEDFORD

METCALF (solely for purposes of Section 12):

/s/ Brain Metcalf
BRIAN METCALF

[Signature Page to Option Agreement – PFMS III]

OPTION HOLDERS:

GROWTHINK, INC.

By:	/s/ James Turo
Name:	James Turo
Title:	CEO

/s/ Paul Coash
PAUL COASH

[Signature Page to A&R Option Agreement for Membership Interests of PFMS III]

EXHIBIT A

LIST OF OPTION HOLDERS

Option Holders and Warrant Holders:

GROWTHINK, INC.

PAUL COASH